Exhibit 5.1
300 North LaSalle
Chicago, Illinois 60654

312 862-2000	Facsimile: 312 862-2200

www.kirkland.com
July 27, 2011
Radio One, Inc.
5900 Princess Garden Parkway,
7th Floor
Lanham, Maryland 20706

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special legal counsel to Radio One, Inc., a Delaware corporation (the “Issuer”), and each of the Issuer’s subsidiaries listed on Schedule I hereto (collectively, the “Guarantors” and, together with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Registrants of (i) $299,185,432 aggregate principal amount of the Issuer’s 12.5%/15.0% Senior Subordinated Notes due 2016 (the “Exchange Notes”), (ii) up to $27,850,174 aggregate principal amount of additional Senior Subordinated Notes due 2016 issued as interest in respect of the Exchange Notes (the “Additional PIK Notes” and together with the Exchange Notes, the “Notes”) and (iii) the guarantees of the Guarantors with respect to the Notes (the “Guarantees”), pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on February 9, 2011, under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Registration Statement is being filed in accordance with a Registration Rights Agreement, dated November 24, 2010, by and among the Registrants and certain initial holders (the “Registration Rights Agreement”) and the Notes and the Guarantees are being offered in exchange for and in replacement of (i) $286,794,302 aggregate principal amount of 12.5%/15.0% Senior Subordinated Notes due 2016 (the “Original Notes”) and the guarantees thereof issued by the Issuer on November 24, 2010 through a private placement exempt from the registration requirements of the Act and (ii) $12,391,130 of additional Senior Subordinated Notes due 2016 issued as interest in respect of the Original Notes (the “Outstanding PIK Notes” and together with the Original Notes, the “Outstanding Notes”) and the guarantees thereof.
     The Notes and the Guarantees are to be issued pursuant to the Indenture, dated as of November 24, 2010 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust Company, as trustee (the “Trustee”).

Radio One, Inc.
July 27, 2011

     In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Notes and the Guarantees, (ii) the Indenture, (iii) the Registration Statement and (iv) the Registration Rights Agreement.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrants). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.
     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations.
     We have also assumed that:
     (i) the Registration Statement will be effective at the time the Notes are offered as contemplated by the Registration Statement;
     (ii) any applicable prospectus supplement has been prepared and filed with the Commission describing the Notes offered thereby to the extent necessary;
     (iii) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement;
     (iv) the Additional PIK Notes will be offered and sold in the manner stated in the Registration Statement or any applicable prospectus supplement;
     (v) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and

Radio One, Inc.
July 27, 2011

     (vi) the Registrants will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Notes to be exchanged, offered and sold in the manner stated in the Registration Statement and any applicable prospectus supplement.
     Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that (A) when the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, and duly delivered to the holders thereof in exchange for the Outstanding Notes, the Exchange Notes will be valid and binding obligations of the Issuer and the Guarantees thereof will be valid and binding obligations of the Guarantors and (B) when the Additional PIK Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture, and duly delivered to the holders thereof, the Additional PIK Notes will be valid and binding obligations of the Issuer and the Guarantees thereof will be valid and binding obligations of the Guarantors.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     Our advice on every legal issue addressed in this letter is based exclusively on the federal securities laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws. For purposes of our opinion that the Guarantees will be valid and binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of: (i) Clark Hill PLC, with respect to Bell Broadcasting Company, a Michigan corporation and (ii) Keating Muething & Klekamp PLL, with respect to Blue Chip Broadcasting Licenses, Ltd. and Blue Chip Broadcasting, Ltd., each an Ohio limited liability company, that such Guarantors have the requisite corporate power and authority to perform their respective obligations under the Indenture and the applicable Guarantees and that such Guarantees do not conflict with, or require consents under the laws of the Guarantors’ respective states of organization. We are not licensed to practice in any of these states.
     We express no opinion with respect to the enforceability of: (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the

Radio One, Inc.
July 27, 2011

payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.
     To the extent that the obligations of the Issuer and the Guarantors under the Indenture may be dependent on such matters, we assume for purposes of this opinion that the applicable trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the applicable trustee and constitutes the legally valid and binding obligations of such trustee, enforceable against such trustee in accordance with its terms; that the applicable trustee is in compliance, generally and with respect to acting as an agent under the Indenture with all applicable laws and regulations; and that the applicable trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is limited to the laws as in effect on the date on which the Registration Statement is declared effective by the Commission under the Securities Act, which laws are subject to change with possible retroactive effect. We assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States, laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware or the Delaware Revised Uniform Limited Partnership Act be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
Sincerely,
/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP

Schedule I
Guarantors

Exact Name as Specified in its Charter	Jurisdiction of Formation
Bell Broadcasting Company	Michigan
Blue Chip Broadcasting Licenses, Ltd.	Ohio
Blue Chip Broadcasting, Ltd.	Ohio
Charlotte Broadcasting, LLC	Delaware
Community Connect Inc.	Delaware
Community Connect, LLC	Delaware
Distribution One, LLC	Delaware
Hawes-Saunders Broadcast Properties, Inc.	Delaware
Interactive One, Inc.	Delaware
Interactive One, LLC	Delaware
New Mableton Broadcasting Corporation	Delaware
Radio One Cable Holdings, Inc.	Delaware
Radio One Distribution Holdings, LLC	Delaware
Radio One Licenses, LLC	Delaware
Radio One Media Holdings, LLC	Delaware
Radio One of Atlanta, LLC	Delaware
Radio One of Boston Licenses, LLC	Delaware
Radio One of Boston, Inc.	Delaware
Radio One of Charlotte, LLC	Delaware
Radio One of Detroit, LLC	Delaware
Radio One of Indiana, L.P.	Delaware
Radio One of Indiana, LLC	Delaware
Radio One of North Carolina, LLC	Delaware
Radio One of Texas II, LLC	Delaware
ROA Licenses, LLC	Delaware
Satellite One, L.L.C.	Delaware